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                                                                      Exhibit 14

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in Pre-Effective Amendment No. 1 to the Registration Statement (Form N-6 No. 333-148917) and the related Statement of Additional Information appearing therein and pertaining to Lincoln Life & Annuity Flexible Premium Variable Life Account M, and to the use therein of our reports dated (a) March 18, 2008, with respect to the financial statements of Lincoln Life & Annuity Company of New York and (b) March 7, 2008, with respect to the financial statements of Lincoln Life & Annuity Flexible Premium Variable Life Account M.

Fort Wayne, Indiana
December 17, 2008